Exhibit 5.1

March 13, 2008

Western Sizzlin Corporation
416 South Jefferson Street, Suite 600
Roanoke, Virginia 24011

Ladies and Gentlemen:

We have acted as counsel to Western Sizzlin Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), on December 27, 2007, of the Company’s Registration Statement on Form S-4, as amended on February 1, 2008 and March 13, 2008 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 178,821 shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”). The Company is offering, upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement (the “Prospectus”), to exchange up to 2,700,000 shares of common stock of ITEX Corporation, a Nevada corporation (the “ITEX Shares”), at an exchange ratio of one ITEX Share for .06623 Company Shares (the “Exchange Offer”).

 In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the Registration Statement, the Prospectus and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion the Company Shares have been duly authorized and, when issued in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and non-assessable.

We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion, we have reviewed the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware under the DGCL.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is being furnished in connection with the offer of the Company Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.  This opinion does not constitute such prior written consent.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

Olshan Grundman Frome Rosenzweig & Wolosky LLP